Exhibit 10.1

FORM OF TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of July 28, 2021, by and between Queen’s Gambit Growth Capital, a Cayman Islands exempted company with limited liability (“SPAC”), Swvl Inc., a company limited by shares incorporated under the laws of the British Virgin Islands (the “Company”), and [•], a [•] (the “Supporting Company Investor”). Each of SPAC, the Company and the Supporting Company Investor are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, SPAC and the Company are, together with the other parties signatory thereto, concurrently entering into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, as of the date hereof, the Supporting Company Investor is the legal and beneficial owner of (x) the number and type of equity securities of the Company set forth on Schedule A hereto, if any (together with any other equity securities of the Company that the Supporting Company Investor acquires legal or beneficial ownership on or after the date hereof, collectively, the “Subject Company Shares”) and (y) the convertible notes of the Company identified on Schedule A hereto, if any (together with any other convertible notes of the Company that the Supporting Company Investor acquires legal or beneficial ownership on or after the date hereof, collectively, the “Subject Company Notes”);

WHEREAS, in consideration for the benefits to be received by the Supporting Company Investor under the terms of the Business Combination Agreement and as a material inducement to SPAC agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Supporting Company Investor agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that SPAC is entering into the Business Combination Agreement in reliance upon the Supporting Company Investor entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Supporting Company Investor entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, SPAC would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Written Consents and Related Matters.

(a) As promptly as reasonably practicable (and in any event within three (3) Business Days) following the time at which the Registration Statement is declared effective under the Securities Act, the Supporting Company Investor (if the Supporting Company Investor is the legal or beneficial owner of any Subject Company Shares) irrevocably agrees to duly execute and deliver to SPAC and the Company the Written Consents under which it shall irrevocably and unconditionally consent to the matters, actions and proposals contemplated by Section 7.03 of the Business Combination Agreement. Without limiting the generality of the first sentence of this Section 1(a), prior to the Closing, the Supporting Company Investor shall vote (or cause to be voted) the Subject Company Shares against and withhold consent (and shall not deliver, or cause to be delivered, any written consent) with respect to (a) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Company’s, Holdings’ or Cayman Merger Sub’s covenants, agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Sections 8.01(a) or 8.02 of the Business Combination Agreement not being satisfied or (b) any other action, agreement or proposal intended to, or which has the effect of or reasonably would be expected to have the effect of, impeding, delaying, restricting, limiting or interfering with the consummation of the Transactions, the performance of the Supporting Company Investor’s obligations hereunder or the obligations of the Company under the Business Combination Agreement. Following such execution and delivery, the Supporting Company Investor hereby agrees that it will not revoke, withdraw or repudiate the Written Consents. Such Written Consents shall be coupled with an interest and, prior to the Company Merger Effective Time, shall be irrevocable.

(b) Hereafter until the termination of this Agreement in accordance with Section 7, and subject to clause (c) below, the Supporting Company Investor shall not enter into any tender or voting agreement, or any similar agreement, arrangement or understanding, or grant a proxy or power of attorney, with respect to the Subject Company Shares that is inconsistent with this Agreement or otherwise take any other action with respect to the Subject Company Shares that would prevent, materially restrict, materially limit or materially interfere with the performance of the Supporting Company Investor’s obligations hereunder or the consummation of the transactions contemplated hereby.

(c) Until the termination of this Agreement in accordance with Section 7, the Supporting Company Investor agrees that any Subject Company Shares that the Supporting Company Investor purchases or otherwise hereinafter acquires (including as a result of the (x) exercise of any Company Option, (y) the conversion of any Company Convertible Note or (z) the conversion of any Company Preferred Shares) or with respect to which the Supporting Company Investor otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the termination of this Agreement in accordance with Section 7 shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by such Supporting Company Investor as of the date hereof.

2. Convertible Note Conversion. The Supporting Company Investor hereby agrees that, notwithstanding anything to the contrary contained in the terms of the Subject Company Notes, such Subject Company Notes shall convert in the Convertible Note Conversion into Holdings Common Shares A in accordance with Section 2.01(d) of the Business Combination Agreement. The Supporting Company Investor acknowledges and agrees that, upon its receipt of Holdings Common Shares A in the Convertible Note Conversion, the Subject Company Notes shall automatically terminate and be of no further force or effect without any notice or other action by any Party and all rights, obligations and liabilities under the Subject Company Notes shall be deemed satisfied in full and none of the Company, Holdings nor the Supporting Company Investor, nor any of their respective affiliates, successors in interest or assigns, shall have any further rights, obligations or liabilities thereunder. The Supporting Company Investor hereby waives any right to receive written notice in accordance with any Company Convertible Notes that such Supporting Investor is entitled to in connection with the Transactions.

3. Other Covenants and Agreements.

(a) The Supporting Company Investor shall be bound by and subject to (i) Sections 7.05(b) and 7.11 of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Supporting Company Investor is directly party thereto, and (ii) the first and second sentences of Section 7.01(a), Section 7.01(b), Section 7.01(c) and Section 6.04 of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Supporting Company Investor is directly party thereto.

(b) The Supporting Company Investor acknowledges and agrees that SPAC is entering into the Business Combination Agreement in reliance upon the Supporting Company Investor entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Supporting Company Investor entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, SPAC would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.

(c) The Supporting Company Investor hereby consents to the publication and disclosure in the Registration Statement (and, as and to the extent otherwise required by applicable securities laws or the SEC or any other securities authorities, any other documents or communications provided by SPAC or the Company to any Governmental Authority or to securityholders of SPAC) of the Supporting Company Investor’s identity and beneficial ownership of Subject Company Shares and Subject Company Notes and the nature of such Supporting Company Investor’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by SPAC or the Company, a copy of this Agreement. Each Supporting Company Investor will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

(d) The Supporting Company Investor and the Company agree that (x) effective as of the Closing, the Amended and Restated Shareholders’ Agreement, dated as of March 3, 2020, by and among Swvl Inc. and the shareholders of Swvl Inc. party thereto shall automatically terminate and be of no further force or effect without any notice or other action by any Party or other Person and (y) effective as of the date hereof, all other agreements, arrangements or understandings (whether or not written) between the Supporting Company Investor and its affiliates, on the one hand, and the Company and its affiliates, on the other hand, including, without limitation, those agreements, arrangements or understandings (whether or not written) set forth on Schedule B, shall each automatically terminate and be of no further force or effect without any notice or other action by any Party or other Person; provided, that this Section 3(d) shall not result in the termination of (i) any agreements, arrangements or understandings entered into in connection with the Transactions, (ii) any agreements, arrangements or understandings setting forth the terms of employment or director service (including indemnification or similar arrangements related thereto) of the Supporting Company Investor or (iii) any Subject Company Notes. As of the applicable time of termination, all rights, obligations and liabilities under any of the foregoing shall be deemed satisfied and none of the Company, Holdings nor the Supporting Company Investor, nor any of their respective affiliates, successors in interest or assigns, shall have any further rights, obligations or liabilities thereunder.

4. Waiver of Appraisal and Dissenters’ Rights. The Supporting Company Investor hereby irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect (or attempt to exercise, assert or perfect), any rights of appraisal or rights to dissent from the Transactions that it may at any time have under applicable Law. The Supporting Company Investor agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Cayman Merger Sub, BVI Merger Sub, Holdings, SPAC or any of their respective successors, assigns, directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, the Business Combination Agreement or any other Ancillary Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the this Agreement, the Business Combination Agreement or any other Ancillary Agreement. For the avoidance of doubt, nothing herein shall preclude the Supporting Company Investor from asserting any claims it may have pursuant to the Business Combination Agreement and the other Transaction Documents.

5. Supporting Company Shareholder Representations and Warranties. The Supporting Company Investor represents and warrants to SPAC as follows:

(a) If the Supporting Company Investor is not a natural person, the Supporting Company Investor is a corporation, company, exempted company, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) The Supporting Company Investor has the requisite corporate, company, exempted company, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate or company (or other similar) action on the part of the Supporting Company Investor. If such Supporting Company Investor is an individual, the signature to this agreement is genuine and such Supporting Company Investor has legal competence and capacity to execute the same. This Agreement has been duly and validly executed and delivered by the Supporting Company Investor and, assuming the due authorization, execution and delivery by SPAC and the Company, constitutes a valid, legal and binding agreement of the Supporting Company Investor, enforceable against the Supporting Company Investor in accordance with its terms (subject to the Remedies Exceptions).

(c) No consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority is required on the part of the Supporting Company Investor with respect to the Supporting Company Investor’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby.

(d) None of the execution or delivery of this Agreement by the Supporting Company Investor, the performance by the Supporting Company Investor of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) conflict with, violate or otherwise result in any breach of, any provision of the Supporting Company Investor’s governing or organizational documents, (ii) result in a violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Supporting Company Investor is a party, (iii) violate, or constitute a breach under, any order or applicable Law to which the Supporting Company Investor or any of its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Company Shares or Subject Company Notes, except, in the case of any of clauses (ii) and (iii) above, as would not, individually or in the aggregate, adversely affect the ability of the Supporting Company Investor to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e) The Supporting Company Investor is the legal and beneficial owner of the Subject Company Shares and the Subject Company Notes and has valid, good and marketable title to the Subject Company Shares and the Subject Company Notes, free and clear of all Liens (other than transfer restrictions under the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise, or other applicable foreign and domestic securities Laws, or under the Company Articles). The Supporting Company Investor has sole voting power (including the right to control such vote as contemplated herein and provide consent in respect of, as applicable), power of disposition and power to issue instructions with respect to all Subject Company Shares owned by such Supporting Company Investor, and the power to agree to all of the matters applicable to such Supporting Company Investor set forth in this Agreement. Except for the equity securities and convertible notes of the Company set forth on Schedule A hereto, together with any other equity securities or convertible notes of the Company that the Supporting Company Investor acquires legal or beneficial ownership after the date hereof, the Supporting Company Investor does not own, legally or beneficially, any equity securities or convertible notes of the Company or any of its affiliates. Except as otherwise expressly contemplated by the Company Articles, the Supporting Company Investor does not have the right to acquire any equity securities or convertible notes of the Company or any of its affiliates. The Supporting Company Investor has the sole right to vote the Subject Company Shares and, except for this Agreement, the Business Combination Agreement and the Company Articles, the Supporting Company Investor is not party to or bound by (i) any option, warrant, purchase right or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Supporting Company Investor to Transfer any of the Subject Company Shares or Subject Company Notes, (ii) any voting agreement, voting trust proxy, power of attorney or other Contract, arrangement or understanding, with respect to any Subject Company Shares or Subject Company Notes owned by such Supporting Company Investor or (iii) any agreement, arrangement or understanding that would prohibit or prevent it from satisfying or would materially interfere with, or is otherwise materially inconsistent with, its obligations pursuant to this Agreement.

(f) There is no Action pending or, to the Supporting Company Investor’s knowledge, threatened against the Supporting Company Investor that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Supporting Company Investor to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) The Supporting Company Investor is a sophisticated investor and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon SPAC or the Company and based on such information as such Supporting Company Investor has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Supporting Company Investor acknowledges that SPAC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character with respect to the matters set forth in this Agreement. Such Supporting Company Investor acknowledges that the agreements contained herein with respect to the Subject Company Shares and the Subject Company Notes held by such Supporting Company Investor are irrevocable.

6. Transfer of Subject Securities. Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of SPAC (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Supporting Company Investor agrees not to directly or indirectly (a) Transfer any of the Subject Company Shares or Subject Company Notes, (b) enter into (i)

any option, warrant, purchase right or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Supporting Company Investor to Transfer the Subject Company Shares or Subject Company Notes or (ii) any voting agreement, voting trust, proxy, power of attorney or other Contract, arrangement or understanding with respect to the voting or Transfer of the Subject Company Shares or Subject Company Notes, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise). Any Transfer or attempted Transfer of any Subject Company Shares or Subject Company Notes in violation of this Section 6 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of: (a) the Closing; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement except as set forth in this Section 7. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 7(b) shall not affect any liability on the part of any Party for Fraud or a Willful Breach of this Agreement prior to such termination, (ii) Section 3(a)(i) (solely to the extent that it relates to Section 7.05(b) of the Business Combination Agreement) shall survive any termination of this Agreement, (iii) Section 3(a)(i) (solely to the extent that it relates to Section 7.11 of the Business Combination Agreement) shall survive the termination of this Agreement, (iv) Section 3(a)(ii) (solely to the extent that it relates to Section 6.04 of the Business Combination Agreement) shall survive the termination of this Agreement and (v) Section 2, Section 3(c), Section 3(d), Section 4, this Section 7 and Sections 8 through and including 15 of this Agreement shall survive any termination of this Agreement. 8. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against the Company or any of its affiliates (other than the Supporting Company Investor named as a party hereto, on the terms and subject to the conditions set forth herein) or SPAC or any of its affiliates and (b) none of the Company or any of its affiliates (other than the Supporting Company Investor named as a party hereto, on the terms and subject to the conditions set forth herein) or SPAC or any of its affiliates shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

9. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9):

If to SPAC, to:

Queen’s Gambit Growth Capital

55 Hudson Yards, 44th Floor

New York, NY 10001

Attention: Victoria Grace, Chief Executive Officer

E-mail: victoria@queensgambitspac.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

1001 Fannin St.

Suite 2500

Houston, TX 77002

Attention: Ramey Layne

Brenda Lenahan

Caroline Blitzer Phillips

E-mail:     rlayne@velaw.com

blenahan@velaw.com

cphillips@velaw.com

If to the Company, to:

Swvl Inc.

The Offices 4, One Central

Dubai, United Arab Emirates

Attention: Mostafa Kandil, Chief Executive Officer

E-mail: mk@swvl.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: O. Keith Hallam

Nicholas A. Dorsey

Richard Hall

E-mail:     khallam@cravath.com

ndorsey@cravath.com

rhall@cravath.com

If to the Supporting Company Investor, to the address set forth on its signature page hereto:

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

10. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

11. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by each Party hereto; provided that the consent in writing of the Company shall also be required. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any Party without the prior express written consent of each other Party hereto.

12. Expenses. Except as otherwise expressly set forth in the Business Combination Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

13. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

14. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely for the benefit of the Parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties as partners or participants in a joint venture.

15. Miscellaneous. Sections 10.02, 10.03, 10.06 (provided that Sections 2 and 3(d) hereof shall be governed by English Law), 10.07, and 10.09 of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

QUEEN’S GAMBIT GROWTH CAPITAL

By:

Name:
Title:

SWVL INC.

By:

Name:
Title:

[SUPPORTING COMPANY INVESTOR]

By:

Name:
Title:

[SUPPORTING COMPANY INVESTOR] Address
[•]
[•]
[•]
Attention: [•]
E-mail: [•]

[•]
[•]
[•]
Attention: [•]
E-mail: [•]

SCHEDULE A

Subject Company Shares

Class/Series Shares	Number of Shares
Class A Shares	[•]
Class B Shares	[•]
Class C Shares	[•]
Class D Shares	[•]
Class D-1 Shares	[•]
Common Shares A	[•]
Common Shares B	[•]

Subject Company Notes

[Convertible Note issued by the Company to the Supporting Company Investor on [•], 2021 for a purchase price of US $[•]]

SCHEDULE B

Other Agreements to be Terminated

1.	[•]

2.	[•]

3.	[•]